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                                                                    EXHIBIT 8.1


                  [SMITH, GAMBRELL & RUSSELL, LLP LETTERHEAD]


                                  June 5, 1998


First National Bank of Tampa                 Florida Banks, Inc.
100 West Kennedy Boulevard                   Suite 212, Southpoint Square II
Tampa, Florida  33602                        Jacksonville, Florida  37216-0925

Attention: Chairman                          Attention: President

         Re: Agreement and Plan of Merger under which First National Bank of Tampa will become a wholly-owned subsidiary of Florida Banks, Inc.

Dear Sirs:

         As counsel to Florida Banks, Inc. (the "Company"), a Florida corporation, we have been requested to render our opinion expressed below in connection with the proposed merger (the "Merger") of First National Bank of Tampa, (the "Bank") into Florida Interim Bank No. 1, N.A. (the "New Bank"), a yet to be formed wholly-owned subsidiary of the Company, pursuant to the terms and conditions of that certain Agreement and Plan of Merger (the "Merger Agreement") by and among the Bank, the Company and the New Bank described in that certain Form S-4 Registration Statement, Registration Number 333-51095 filed with the Securities and Exchange Commission on April 27, 1998 (the "Registration Statement").

         In rendering our opinion, we have examined the Internal Revenue Code of 1986, as amended (the "Code"), and applicable regulations, rulings, and decisions, thereunder. With respect to matters of fact on which our opinions herein are based, we have relied, without independent verification of the accuracy or completeness thereof, upon the representations in the Merger Agreement and upon the following representations that have heretofore been made to us by the Executive Vice President and Chief Operating Officer of the Bank and/or by the President and Chief Executive Officer of the Company and the New
Bank:

         A. The fair market value of the Company stock and other consideration to be received by each Bank shareholder will be approximately equal to the fair market value of the Bank stock surrendered in the exchange.

         B. The New Bank will acquire at least 90% of the fair market value of the net assets (giving effect to liabilities) and at least 70% of the fair market value of the gross assets (ignoring liabilities) held by the Bank immediately prior to the Merger. For purposes of this representation,


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First National Bank of Tampa
Florida Banks, Inc.
June 5, 1998
Page 2


amounts paid by the Bank to dissenters, amounts paid by the Bank to shareholders who receive cash or other property, Bank assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Bank immediately preceding the transfer, will be included as assets of the Bank held immediately prior to the Merger.

         C. Prior to the Merger, the Company will be in control of the New Bank. For purposes of this representation and the representation set forth in paragraph D below, the term "control" means the ownership of stock of the New Bank possessing at least 80 percent of the total combined voting power of all classes of stock of the New Bank entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the New Bank.

         D. Following the Merger, the New Bank will not issue additional shares of its stock that would result in the Company's losing control of the New Bank.

         E. The Company has no plan or intention to reacquire any of its stock issued in the Merger.

         F. The Company has no plan or intention to liquidate the New Bank; to merge the New Bank with and into another corporation; to sell or otherwise dispose of the stock of the New Bank; or to cause the New Bank to sell or otherwise dispose of any of the assets of the Bank acquired in the Merger, except for dispositions made in the ordinary course of business or transfers to a subsidiary controlled by the New Bank.

         G. The liabilities of the Bank assumed by the New Bank and the liabilities to which the transferred assets of the Bank are subject were incurred by the Bank in the ordinary course of its business.

         H. Following the Merger, the New Bank will continue the historic business of the Bank or use a significant portion of the Bank's business assets in a business.

         I. The Company, the Bank, the New Bank, and the shareholders of the Bank will pay their respective expenses, if any, incurred in connection with the Merger.

         J. There is no intercorporate indebtedness existing between the Company and the Bank or between the New Bank and the Bank that was issued, acquired, or will be settled at a discount.

         K. No party to the reorganization to be effected by the Merger is under the jurisdiction of a court in a Title 11 or similar case. For purposes of this representation, "Title 11 or similar case" means (i) a case under Title 11 of the United States Code, or (ii) a receivership, foreclosure or similar proceeding in a federal or state court.


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First National Bank of Tampa
Florida Banks, Inc.
June 5, 1998
Page 3


         L. The fair market value of the assets of the Bank transferred to the New Bank will equal or exceed the sum of the liabilities assumed by the New Bank, plus the amount of liabilities, if any, to which the transferred assets are subject.

         M. No stock of the New Bank will be issued in the Merger.

         N. None of the compensation received by any shareholder-employees of the Bank will be separate consideration for, or allocable to, any of their shares of Bank stock; none of the shares of Company stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

            Based on and in reliance upon the foregoing, it is our opinion that, provided the Merger is consummated in accordance with the Merger Agreement:

         (1) the merger of the Bank into the New Bank, and the issuance of shares of common stock of the Company pursuant to the Merger Agreement will constitute a tax-free "reorganization" under Sections 368(a)(1)(A) and (a)(2)(D) of the Code;

         (2) no gain or loss will be recognized by shareholders of the Bank upon the exchange of common stock of the Bank for common stock of the Company pursuant to the Merger Agreement;

         (3) the tax basis of the common stock of the Company received by shareholders of the Bank pursuant to the Merger Agreement will be the same as the tax basis of the shares of common stock of the Bank surrendered in exchange therefor;

         (4) the holding period of the shares of common stock of the Company received by the shareholders of the Bank will include the holding period of the shares of common stock of the Bank surrendered in exchange therefor, provided that such stock of the Bank is held as a capital asset on the date of consummation of the Merger;

         (5) no gain or loss will be recognized by the Bank upon the transfer by the Bank of substantially all its assets to the New Bank solely in exchange for common stock of the Company and the assumption by the New Bank of the liabilities of the Bank pursuant to the Merger Agreement;

         (6) no gain or loss will be recognized by the Company or the New Bank upon the receipt by the New Bank of substantially all the assets of the Bank in exchange for common stock of the Company and the assumption by the New Bank of the liabilities of the Bank;




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First National Bank of Tampa
Florida Banks, Inc.
June 5, 1998
Page 4



         (7) the tax basis of the common stock of the New Bank in the hands of the Company will be increased by the tax basis of the assets of the Bank transferred to the New Bank and decreased by the sum of the liabilities of the Bank assumed by the New Bank and the liabilities, if any, to which the transferred assets of the Bank are subject;

         (8) the tax basis of the assets of the Bank transferred to the New Bank pursuant to the Merger Agreement will be the same as the tax basis of those assets in the hands of the Bank immediately before the transfer;

         (9) pursuant to Section 381(a) of the Code, the New Bank will succeed to and take into account the tax attributes of the Bank described particularly in Section 381(c) of the Code as of the date of the transfer of assets from the Bank to the New Bank, subject to the limitations specified in Sections 381 through 384 of the Code;

         (10) pursuant to Section 381(c)(2) of the Code, the New Bank will succeed to and take into account the earnings and profits or deficit in earnings and profits of the Bank as of the date of the transfer of assets from the Bank to the New Bank. Any deficit in such earnings and profits may be used only to offset earnings and profits accumulated after the date of such transfer;

         (11) a holder of common stock of the Bank who exercises statutory dissenter's rights in connection with the Merger generally will recognize capital gain or loss (assuming the common stock is held as a capital asset) equal to the difference, if any, between such holder's tax basis in the common stock of the Bank exchanged and the amount of cash received in exchange therefor; and

         (12) a holder of common stock of the Bank who receives cash in lieu of a fractional share of Company common stock pursuant to the terms of the Merger Agreement will recognize capital gain or loss (assuming the fractional share is held as a capital asset) equal to the difference, if any, between the amount of cash so received and the holder's tax basis allocable to such fractional share.

         Our opinions herein are limited to the federal income tax laws of the United States, and we do not purport to address herein any other federal laws, or any laws of any state or any other jurisdiction. In addition, no opinion is expressed with respect to the federal income tax consequences of any aspect of the merger to certain holders of the common stock of the Bank who are subject to special tax treatment for federal income tax purposes, including, among others, life insurance companies, tax exempt entities and foreign taxpayers.

         This letter is solely for your information and use and, except to the extent related to the filing of the Registration Statement with the Securities and Exchange Commission and except to the extent that such may be referred to in the Registration Statement, is not to be used, circulated, quoted or


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First National Bank of Tampa
Florida Banks, Inc.
June 5, 1998
Page 5

otherwise referred to for any other purpose or relied upon by any other person for whatever reason without our prior written consent.

                                   SMITH, GAMBRELL & RUSSELL, LLP



                                   By: /s/ Ronald W. Wells
                                      -------------------------------------
                                      Ronald W. Wells
RWW/ll
                                                                       Tax/28274